Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

SOUTHERN NATURAL GAS COMPANY, L.L.C.

As of June 30, 2016 and December 31, 2015 and
For the Three and Six Months Ended June 30, 2016 and 2015

SOUTHERN NATURAL GAS COMPANY, L.L.C. AND SUBSIDIARY

SOUTHERN NATURAL GAS COMPANY, L.L.C. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(In Millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$135	$138	$280	$290

Operating Costs and Expenses
Operations and maintenance	29	33	52	55
Depreciation and amortization	21	23	41	47
General and administrative	6	8	14	19
Taxes, other than income taxes	9	10	18	19
Gain on sale of long-lived assets	—	(10)	—	(10)
Total Operating Costs and Expenses	65	64	125	130

Operating Income	70	74	155	160

Other Income (Expense)
Earnings from equity investment	2	3	4	5
Interest, net	(19)	(20)	(38)	(40)
Other, net	—	—	1	1
Total Other Income (Expense)	(17)	(17)	(33)	(34)

Net Income	$53	$57	$122	$126

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN NATURAL GAS COMPANY, L.L.C. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In Millions)

	June 30,	December 31,
	2016	2015
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable, net	46	49
Inventories	18	18
Regulatory assets	10	13
Other current assets	5	2
Total current assets	79	82

Property, plant and equipment, net	2,443	2,439
Investment	60	61
Note receivable from affiliate	62	80
Regulatory assets	38	40
Deferred charges and other assets	34	32
Total Assets	$2,716	$2,734

LIABILITIES AND MEMBER'S EQUITY
Current liabilities
Current portion of debt	$500	$—
Accounts payable	25	43
Accrued interest	19	19
Accrued taxes, other than income taxes	20	6
Regulatory liabilities	2	3
Other current liabilities	10	6
Total current liabilities	576	77

Long-term liabilities and deferred credits
Long-term debt, net of debt issuance costs	705	1,205
Regulatory liabilities	20	21
Other long-term liabilities and deferred credits	1	—
Total long-term liabilities and deferred credits	726	1,226
Total Liabilities	1,302	1,303

Commitments and contingencies (Note 6)
Member's Equity	1,414	1,431
Total Liabilities and Member's Equity	$2,716	$2,734

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN NATURAL GAS COMPANY, L.L.C. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash Flows From Operating Activities
Net income	$122	$126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41	47
Earnings from equity investment	(4)	(5)
Gain on sale of long-lived assets	—	(10)
Other non-cash items	—	4
Distributions from equity investment earnings	5	5
Changes in components of working capital:
Accounts receivable	4	(1)
Regulatory assets	3	(6)
Accounts payable	(8)	(6)
Accrued taxes, other than income	14	11
Regulatory liabilities	(1)	(3)
Other current assets and liabilities	1	2
Other long-term assets and liabilities	(11)	14
Net Cash Provided by Operating Activities	166	178

Cash Flows From Investing Activities
Capital expenditures	(43)	(18)
Net change in note receivable from affiliate	18	(2)
Sale or disposal of property, plant and equipment, net of salvage	(2)	15
Other, net	—	(6)
Net Cash Used in Investing Activities	(27)	(11)

Cash Flows From Financing Activities
Distributions to Member	(139)	(167)
Net Cash Used in Financing Activities	(139)	(167)

Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents, beginning of period	—	—
Cash and Cash Equivalents, end of period	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN NATURAL GAS COMPANY, L.L.C. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Beginning Balance	$1,431	$1,559
Net income	122	126
Distributions	(139)	(167)
Ending Balance	$1,414	$1,518

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN NATURAL GAS COMPANY, L.L.C. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. General

Organization

We are a Delaware limited liability company, originally formed in 1935 as a corporation. When we refer to “us,” “we,” “our,” “ours,” “the Company,” or “SNG,” we are describing Southern Natural Gas Company, L.L.C and its consolidated subsidiary. We are an indirect wholly-owned subsidiary of Kinder Morgan, Inc. (KMI). Our primary business consists of the interstate transportation and storage of natural gas.

KMI Sale of Equity Interest in SNG to The Southern Company

On July 10, 2016, KMI announced the anticipated sale of a 50% interest in SNG to The Southern Company for an expected $1.47 billion. SNG will continue to be operated by KMI. Subject to customary closing conditions and regulatory approvals, the transaction is expected to close in the third or early fourth quarter of 2016.

SNG has received commitments for a $75 million, unsecured, 5-year revolving credit facility.  The facility is with a syndicate of financial institutions with Barclays Bank PLC as the administrative agent.  This facility becomes effective upon the closing of the above SNG transaction.

Basis of Presentation

We have prepared our accompanying consolidated financial statements in accordance with the accounting principles contained in the Financial Accounting Standards Board's (FASB) Accounting Standards Codification, the single source of United States Generally Accepted Accounting Principles (GAAP) and referred to in this report as the Codification.

The financial statements as of June 30, 2016 and for the three and six months ended June 30, 2016 and 2015 are unaudited. We derived the balance sheet as of December 31, 2015 from our 2015 audited financial statements. In addition, our accompanying consolidated financial statements reflect normal adjustments that are, in the opinion of our management, necessary for a fair presentation of our financial results for the interim periods and certain amounts from prior periods have been reclassified to conform to the current presentation. Interim results are not necessarily indicative of results for a full year; accordingly, you should read these consolidated financial statements in conjunction with our audited financial statements and related notes for the year ended December 31, 2015.

Management has evaluated subsequent events through September 1, 2016, the date the financial statements were available to be issued.

2. Debt

We classify our debt based on the contractual maturity dates of the underlying debt instruments. We defer costs associated with debt issuance over the applicable term. These costs are then amortized as interest expense on our accompanying Consolidated Statements of Income.

The following table summarizes the net carrying value of our outstanding debt (in millions):

	June 30, 2016	December 31, 2015
5.90% Notes due April 2017	$500	$500
4.40% Notes due June 2021	300	300
7.35% Notes due February 2031	153	153
8.00% Notes due March 2032	258	258
	1,211	1,211
Less: Unamortized discount and debt issuance costs	6	6
Total debt	1,205	1,205
Less: Current portion of debt	500	—
Total long-term debt	$705	$1,205

KMI and substantially all of its domestic subsidiaries, including us, are a party to a cross guarantee agreement whereby each party to the agreement unconditionally guarantees, jointly and severally, the payment of specified indebtedness of each other party to the agreement. Upon closing of the anticipated sale to The Southern Company, as described in Note 1, SNG will no longer be a party to the cross guarantee agreement.

Debt Covenants

Under our various financing documents, we are subject to a number of restrictions and covenants. The most restrictive of these include limitations on the incurrence of liens and limitations on sale-leaseback transactions. As of June 30, 2016 and December 31, 2015, we were in compliance with our debt-related covenants.

3. Related Party Transactions

Cash Management Program

We participate in KMI's cash management program, which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. KMI uses the cash management program to settle intercompany transactions between participating affiliates. As of June 30, 2016 and December 31, 2015, we had a note receivable from KMI of $62 million and $80 million, respectively. The interest rate on the note was variable and was 1.8% and 1.0% as of June 30, 2016 and December 31, 2015, respectively.

Other Affiliate Balances and Activities

We enter into transactions with our affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates, including natural gas transportation services to and from affiliates under long-term contracts, storage contracts and various operating agreements.

We do not have employees. Employees of KMI provide services to us. We are managed and operated by KMI. Under policies with KMI, we reimburse KMI without a profit component for the provision of various general and administrative services for our benefit and for direct expenses incurred by KMI on our behalf. Additionally, KMI bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us at cost.

The following table summarizes our other balance sheet affiliate balances (in millions):

	June 30, 2015	December 31, 2015
Natural gas imbalance receivable (a)	$1	$—
——————
(a)     Included in “Other current assets” on our accompanying Consolidated Balance Sheets.

The following table shows revenues and costs from our affiliates (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$2	$2	$4	$4
Operation, maintenance and capitalized costs	14	13	27	29
General and administrative	7	7	15	14

4. Fair Value

The following table reflects the carrying amount and estimated fair value of our outstanding debt balances (in millions):

	June 30, 2016		December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Total debt	$1,205	$1,275	$1,205	$1,155

We separate the fair values of our financial instruments into levels based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the estimated fair value. We estimate the fair values of our long-term debt primarily based on quoted market prices for the same or similar issues, a Level 2 fair value measurement. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and this change would be reflected at the end of the period in which the change occurs. During the six months ended June 30, 2016, there were no changes to the inputs and valuation techniques used to measure fair value, the types of instruments, or the levels in which they were classified.

As of June 30, 2016 and December 31, 2015, the carrying amounts of our affiliate note receivable approximates its fair value due to the market-based nature of the interest rate.

5. Regulatory Matters

Rate Case

On January 31, 2013, the Federal Energy Regulatory Commission (FERC) approved our request to amend our January 2010 rate settlement with our customers. The amendment extended the required filing date for our rate case from February 28, 2013 to no later than May 31, 2013. On May 2, 2013, we filed a comprehensive settlement with our customers to resolve all matters relating to our rates. The FERC approved the comprehensive settlement on July 12, 2013. Under the settlement, customers were required to extend all firm service agreements through August 31, 2016. The settlement also includes a two-phase reduction in rates. The first phase, effective on September 1, 2013, resulted in an approximately $11 million revenue reduction for 2013 and an additional revenue reduction of approximately $23 million for 2014. The second phase, effective November 1, 2015, resulted in an additional revenue reduction of approximately $2 million for 2015 and will result in an additional revenue reduction of approximately $12 million in 2016. The settlement prohibits both us and our customers from requesting a change to our rates during a three-year moratorium through August 31, 2016 and requires us to file a new rate case to be effective no later than September 1, 2018.

Other

The application before the FERC in Docket No. CP14-115 by our affiliate Elba Express Company, L.L.C. (“EEC”) proposes to provide firm transportation service to us and others (“EEC Expansion Project”) so that we, in turn, will be able to provide additional firm transportation service of up to 240 MDth/day to ten of our existing customers. We have applied with FERC in Docket No. CP14-493 to expand our system and provide such additional service (“Zone 3 Expansion Project”). On June 1, 2016, the FERC issued orders approving both the EEC Expansion Project and our Zone 3 Expansion Project. The expected in service date for our Zone 3 Expansion Project is in December 2016 or possibly early January 2017.

6. Litigation and Environmental Matters

We are party to various legal, regulatory and other matters arising from the day-to-day operations of our businesses that may result in claims against the Company. Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows. We believe we have meritorious defenses to the matters to which we are a party and intend to vigorously defend the Company. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such contingencies based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. We disclose contingencies where an adverse outcome may be material, or in the judgment of management, we conclude the matter should otherwise be disclosed.

Legal Proceeding

Cliffs Natural Resources (Cliffs)

We are engaged in a lawsuit against Cliffs in the Circuit Court of Jefferson County, Alabama (Case No. 68-CV-2014-900533) to determine whether Cliffs’ longwall coal mining operations require the relocation of a large segment of our pipelines in Jefferson County, Alabama and who will be responsible for the cost of any such relocation. Prior to the initiation of the lawsuit, Cliffs notified us of its intent to conduct underground longwall coal mining operations in the vicinity of four of our pipelines in Jefferson County. Upon being informed by Cliffs that its planned coal mining operations would cause surface subsidence of three to six feet, we determined that such level of subsidence presented a safety hazard to our pipelines and that relocating the affected pipelines may be the safest and most economical option to mitigate the safety hazard. We allege in the lawsuit that easements governing our property rights to operate our pipelines do not allow Cliffs’ mining operations to proceed as planned. We also allege, among other things, that if Cliffs is allowed to proceed with its mining plan, Cliffs should be responsible for the pipeline relocation costs and any other damages, which are expected to total approximately $33 million. We have completed the relocation of the pipelines to avoid the mining threat.

General

As of June 30, 2016 and December 31, 2015, we had approximately $1 million and $3 million, respectively, accrued for our outstanding legal proceedings.

Environmental Matters

We are subject to environmental cleanup and enforcement actions from time to time. In particular, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct, subject to the right of a liable party to establish a “reasonable basis” for apportionment of costs. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Our insurance may not cover all environmental risks and costs and/or may not provide sufficient coverage in the event an environmental claim is made against us. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

Southeast Louisiana Flood Protection Litigation

On July 24, 2013, the Board of Commissioners of the Southeast Louisiana Flood Protection Authority - East (SLFPA) filed a petition for damages and injunctive relief in state district court for Orleans Parish, Louisiana (Case No. 13-6911) against us, and approximately 100 other energy companies, alleging that defendants’ drilling, dredging, pipeline and industrial operations since the 1930’s have caused direct land loss and increased erosion and submergence resulting in alleged increased storm surge risk, increased flood protection costs and unspecified damages to the plaintiff. The SLFPA asserts claims for negligence, strict liability, public nuisance, private nuisance, and breach of contract. Among other relief, the petition seeks unspecified monetary damages, attorney fees, interest, and injunctive relief in the form of abatement and restoration of the alleged coastal land loss including but not limited to backfilling and re-vegetation of canals, wetlands and reef creation, land bridge construction, hydrologic restoration, shoreline protection, structural protection, and bank stabilization. On August 13, 2013, the suit was removed to the U.S. District Court for the Eastern District of Louisiana. On February 13, 2015, the Court granted defendants’ motion to dismiss the suit for failure to state a claim, and issued an order dismissing the SLFPA’s claims with prejudice. The SLFPA filed a notice of appeal on February 20, 2015. The U.S. Court of Appeals for the Fifth Circuit heard oral argument on the SLFPA’s appeal on February 29, 2016 and we await the Court's decision.

Superfund Matters

Included in our recorded environmental liabilities are projects where we have received notice that we have been designated or could be designated as a Potentially Responsible Party (PRP) under CERCLA, commonly known as Superfund, or state equivalents for one active site. Liability under the federal CERCLA statute may be joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. We consider the financial strength of other PRPs in estimating our liabilities.

General

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note, and other matters to which we and our subsidiary are a party, will not have a material adverse effect on our business, financial position, results of operations or cash flows. As of June 30, 2016 and December 31, 2015, we had less than $1 million accrued for our environmental matters.

7. Recent Accounting Pronouncements

Accounting Standards Update (ASU) No. 2014-09

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This ASU is designed to create greater comparability for financial statement users across industries and jurisdictions. The provisions of ASU No. 2014-09 include a five-step process by which entities will recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the payment to which an entity expects to be entitled in exchange for those goods or services. The standard also will require enhanced disclosures, provide more comprehensive guidance for transactions such as service revenue and contract modifications, and enhance guidance for multiple-element arrangements. ASU No. 2014-09 will be effective for us January 1, 2018. Early adoption is permitted for the interim periods within the adoption year. We are currently reviewing the effect of this ASU on our revenue recognition and assessing the timing of our adoption.